1-4-09

SUBLICENSE AGREEMENT

     This Sublicense Agreement (the “Agreement”) is made as of this 5th day of March 2009 by and among Americas Wind Energy Inc., an Ontario registered company with offices at 24 Palace Arch Drive, Toronto, Ontario, Canada (“AWE”), Americas Wind Energy Corporation, a Nevada corporation and the parent of AWE (“Parent”), Emergya Wind Technologies B.V., a private company with limited liability organized under the laws of the Netherlands (“Emergya”) solely for purposes of provisions specifically applicable to Emergya and under no circumstances as a guarantor, and EWT-Americas Inc., a Delaware corporation with a mailing address c/o Duffy Sweeney & Scott, LTD., 1800 Financial Plaza, Providence, Rhode Island 02903 (“EWT”).

INTRODUCTION

     AWE is the licensee under that certain Master License Agreement (defined below).

     AWE is willing to grant to EWT an exclusive sublicense of all of its rights under the Master License Agreement and any additional know-how and technology used by AWE in connection with its Business, and EWT wishes to receive such grant, subject to the terms and conditions of this Agreement.

     In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE I

Definitions and Interpretation

Section 1.1 Definitions.

(a)	“Affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b)	“Accepted Customers” shall mean all customers listed on Exhibit A attached hereto and their Affiliates unless otherwise indicated on Exhibit A.

(c)	“Assumed Obligations” shall have the meaning ascribed to that term in Section 7.1 hereto.

(d)	“Business” means the manufacture, use, sale, installation, distribution, monitoring or servicing of wind turbines or related products or components.

(e)

“Business Day” shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, New York, Providence, Rhode Island, or Toronto, Canada are authorized or required by law or executive order to close.

(f)	“Confidential Information” shall have the meaning ascribed to that term in Section 8.3 hereto.

(g)

“Cost of Goods Sold” shall mean all costs incurred by EWT (or any Affiliate of EWT, as a sub-sublicensee of the Master License) in connection with the provision of Goods by such Person to Accepted Customers determined in accordance with GAAP, including without limitation costs incurred with respect to the GE License.

(h)

“Cumulative Sublicense Payment” shall mean the Sublicense Payment generated from the date hereof through and including the applicable Measurement Date, including the Tenderland Advance, if any, the Mould Payment and any and all amounts set-off or netted from such payments in accordance with the terms of this Agreement, but specifically excluding any interest payable.

(i)	“Effective Date” shall mean the date of execution of this Agreement.

(j)	“Emergya” means Emergya Wind Technologies B.V.

(k)	“Encumbrance(s)” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

(l)	“Exclusive Rights Territory” shall mean the “Exclusive Rights Territory” as defined in the Master License Agreement.

(m)	“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

(n)	“GE License” shall mean that certain License Agreement by and between GE Power Technology LLC and AWE dated May 11, 2005, a copy of which is attached hereto as Exhibit B.

(o)	“Goods” shall mean wind turbines in the size range of 600 kw to 1 mw defined as “Medium Capacity Wind Turbines” in the Master License Agreement and components thereof.

(p)	“Governmental Entity” means any court, arbitrator or tribunal, or administrative, regulatory or other governmental body, agency or authority, foreign or domestic.

(q)	“Gross Profit” shall mean Sales Revenue less all Costs of Goods Sold related to such revenues.

(r)

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world which is proprietary to AWE: (i) all confidential and proprietary information, including trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; and (ii) all other intellectual property.

(s)

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, ruling, ordinance, code, policy of rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

(t)	“Licensed Property” shall have the meaning ascribed to it in Section 2.1 below.

(u)	“Master License Agreement” means the License Agreement entered into by AWE and Emergya dated April 23, 2004, a copy of which is attached hereto as Exhibit C.

(v)	“Maximum Payment Cap” means Twenty-Eight Million U.S. Dollars ($28,000,000).

(w)	“Measurement Period” shall mean each calendar quarter during the Sublicense Term; provided, however, should the Sublicense Term expire mid-quarter, the period shall end on said expiration date.

(x)	“Measurement Date” shall mean the last day of each Measurement Period.

(y)	“Mould Payment” shall have the meaning ascribed to that term on Exhibit D attached hereto.

(z)	“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by, any Governmental Entity.

(aa)	“Person” means an individual, corporation, partnership, limited liability company, joint association, trust, unincorporated organization or other entity.

(bb)

“Sales Revenue” shall mean revenue recognized from the sale of Goods, in accordance with GAAP, on a percentage completion basis, generated by EWT or any Affiliate of EWT, as a sub- sublicensee of the Master License, from the Accepted Customers with respect to projects in the Exclusive Rights Territory.

(cc)	“Sublicense Payment” shall have the meaning ascribed to that term in Section 3.1.

(dd)	“Sublicense Payment Statement” shall have the meaning ascribed to that term in Section 3.4.

(ee)

“Sublicense Term” means the period commencing on the Effective Date and terminating on the earlier of to occur of (i) the fifth anniversary of the Effective Date or (ii) the date upon which the payments received by AWE under this Agreement equal the Maximum Payment Cap or (iii) the termination of this Agreement as provided by the terms herein. Any and all amounts set-off or netted from the Sublicense Payment in accordance with the terms of this Agreement shall be deemed received by AWE for purposes of determining whether the Maximum Payment Cap has been achieved.

(ff)

“Subsidiary” of any Person, shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity, or otherwise has the power to elect at least a majority of the Person’s board of directors or other governing body.

(gg)	“Tenderland Advance” shall have the meaning ascribed to that term in Section 3.2 hereof.

(hh)	“Territory” means the Exclusive Rights Territory and South America, Central America and the Caribbean.

     Section 1.2 Interpretation.

     When a reference is made in this Agreement to a Section or Schedule or Exhibit, such reference shall be to a Section of, or a Schedule to, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use in this Agreement of the masculine, feminine or neuter gender, or the singular or plural number, shall not limit the scope of any provision of this Agreement. In the event that any party hereto effects, after the date hereof, a change in its form of legal organization, each reference herein to said party shall be deemed to refer as applicable to said party in each of its successive forms of legal organization, and each reference herein to the governing body (or members thereof), (as so changed, the “successor”), be deemed to refer, as applicable, to the governing body (or members thereof), ownership class or specific officership of the Successor most nearly corresponding to the referenced governing body, ownership class or specific officership of said party.

ARTICLE II

Grant

     Section 2.1 The License. Subject to the terms and conditions of this Agreement, AWE hereby grants to EWT as of the Effective Date, an exclusive right and license to all rights granted to or received by AWE under the Master License Agreement, together with a non-exclusive, perpetual right to use any other know-how or technology or Intellectual Property used by AWE in its Business on or prior to the Effective Date (collectively, the “Licensed Property”).

     Section 2.2 Information. AWE will deliver to EWT all information with respect to the Licensed Property in its possession or control, including any and all information with respect to the Accepted Customers and any related projects.

     Section 2.3 Sub-sublicenses. EWT shall have, in its sole discretion, the exclusive right to grant sub-sublicenses to others of the Licensed Property in the Territory pursuant to terms and conditions that EWT deems necessary in its sole and absolute discretion; provided that any such sub-sublicenses to non-affiliates of EWT shall specifically exclude the Accepted Customers in the Exclusive Rights Territory. For purposes of this Agreement, outsourcing of manufacturing shall not be construed as the granting of a sub-sublicense.

ARTICLE III

Sublicense Payments

     Section 3.1 Sublicense Payments. During the Sublicense Term, subject to the terms of this Agreement, EWT will make sublicense payments (the “Sublicense Payments”) to AWE in an amount equal to the sum of (i) 2.5% of Sales Revenues and (ii) 12.5% of Gross Profit. The Sublicense Payments made to AWE hereunder shall not exceed the Maximum Payment Cap. The Sublicense Payments will only be made to the extent the Sales Revenue has been actually collected by EWT. Notwithstanding the foregoing, to the extent that (i) the Sublicense Payments have not exceeded the Maximum Cap on the fifth anniversary of the Effective Date and this Agreement remained in effect up until such anniversary, and (ii) all payments shall not have been received by EWT for Goods sold by EWT to Accepted Customers with respect to projects commenced during the Sublicense Term in the Exclusive Rights Territory, the Sublicense Payments shall continue (not to exceed the Maximum Cap) with respect to such sales only. For clarification purposes, any payments beyond the Sublicense Term must be with respect to completed sales by EWT to Accepted Customers for projects commenced during the Sublicense Term in the Exclusive Rights Territory.

     Section 3.2 Advance Payment. EWT agrees to make an advance on the Sublicense Payments to AWE equal to Four Million US Dollars ($4,000,000 US) within fifteen (15) days of receipt by EWT of an initial unrestricted cash deposit, if any, under the terms of that certain Agreement of Sale and Purchase of Wind Turbine Generators between Alta Mesa Power Partners, LLC and Emergya dated August 24, 2007, as the same may be amended, renewed or replaced, in connection with the Accepted Customer, Tenderland Alta Mesa IV, (the “Tenderland Advance”). Notwithstanding the preceding sentence, no Tenderland Advance shall be made to AWE until EWT receives a fully executed assignment of the GE License which shall include the execution and delivery of the GE Consent. No further Sublicense Payments shall be due AWE under Section 3.1 until the amounts that would otherwise be due and payable thereunder exceed the Tenderland Advance.

     Section 3.3 Authorization to Net Fees Owed. AWE does hereby authorize and direct EWT to pay a portion of AWE’s Sublicense Payments (including the Tenderland Advance) to Emergya in an amount equal to any and all amounts owing by AWE to Emergya or any Affiliate of Emergya. The amount of money currently owed to the Emergya on the date hereof is described in Exhibit D attached hereto. Additionally, EWT is authorized to set off from any such Sublicense Payments (including the Tenderland Advance) any and all deposits and advances received by AWE in connection with the Accepted Customers, including without limitation $941,000 US pertaining to the Waverly and Rural Projects and the other items identified on Exhibit D attached hereto. Whether the Maximum Payment Cap shall have been attained shall be determined by adding all Sublicense Payments paid to AWE, the Tenderland Advance, the Mould Payment and any amounts set-off or netted from such payments or advance in accordance with the terms of this Agreement. Subject to Section 6.2(b) of this Agreement, during the

Sublicense Term only, EWT and Emergya hereby agree that any and all amounts presently owing or becoming owing by AWE to EWT, Emergya or any Affiliate of EWT or Emergya, shall be non-recourse against AWE other than to the extent of the right to set-off any such amounts against amounts which become owing to AWE by EWT as set out elsewhere in this Agreement.

     Section 3.4 Payment Method. EWT shall pay the Sublicense Payment to AWE with respect to all Accepted Customers for which EWT has received payment in accordance with the provisions of the Agreement. EWT shall endeavor to make such payment within thirty (30) days following the last day of each Measurement Period but in no event later than ninety (90) days thereof. EWT shall pay interest to AWE at the rate of six percent (6%) per annum on any Sublicense Payment that is paid by EWT beyond ten (10) days of the date of being due. For purposes of clarification, interest will not commence until the 101st day following the end of the Measurement Period. Any interest paid to AWE will be excluded in calculating the Maximum Payment Cap. EWT shall also provide to AWE a statement of the Sales Revenue and Gross Profit for such Measurement Period (the “Sublicense Payment Statement”), detailing, by each Accepted Customer, EWT’s calculation of the Sublicense Payment for such Measurement Period. Each of the Sublicense Payment Statement shall also contain an up to date summary of the progress of EWT in its dealings with each of the Accepted Customers and each of their respective projects. Within 60 days of the end of each financial year of EWT, EWT will provide a certificate of its auditor addressed to AWE certifying that the Sublicense Payout Statements delivered within each fiscal year were true and correct, and prepared in accordance with the terms of this Agreement. The Sublicense Payment Statement shall also set forth the Cumulative Sublicense Payment and reflect any Accepted Customers for which payment has not yet been received by EWT. As to any Accepted Customer reflected in the Sublicense Payment Statement for which payment is made after the period for which the statement pertains, such amount shall be paid to AWE thirty (30) days following the close of the month in which the payment is received. The Sublicense Payment Statement shall include a payment history as to each Accepted Customer and the related Sublicense Payments.

     Section 3.5 GE License. Subject to the consent of GE Power Technology LLC (or its successor)(the “GE Consent”), AWE hereby assigns all of its right and interest and obligations under the GE License as licensee to EWT together with all rights and privileges granted or secured or provided thereby, such rights to be held and enjoyed by EWT from and after the date hereof, for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by AWE if this assignment and assumption had not been made. AWE and EWT will enter into an assignment agreement substantially in the form of Exhibit G attached hereto. AWE shall deliver an unconditional GE Consent within ten (10) days of the Effective Date. If the GE Consent is not delivered within such ten (10) day period, this Agreement shall terminate and be of no further force and effect. The Mould Payment shall be made by EWT to AWE on the date that AWE delivers a fully, duly executed GE Consent to EWT.

     Section 3.6 Inspection. (a) During the Sublicense Term, AWE or representatives of its accounting firm (which firm shall be reasonably acceptable to EWT) shall have the right, at its expense, upon at least ten (10) days written notice and no more than twice per calendar year, provided that the first inspection resulted in a deficiency owed to AWE of more than 5% otherwise only once in any given calendar year, to inspect EWT's books and records and materials in the possession of EWT in connection with the Sublicense Payment Statement at the place or places where such records are normally retained by EWT during reasonable hours. All such information shall be treated as strictly confidential and AWE’s accounting representative shall enter into such confidentiality terms with respect thereto as EWT shall reasonably request. AWE shall have forty-five (45) days to complete its inspection and to submit any notices under (b) below to EWT.

     (b) To the extent the result of the inspection indicates a payment deficiency, AWE shall provide EWT and its representatives with a detailed written notice describing its objections and copies of all work papers created in connection with the inspection. EWT shall have the right to object to the findings of the inspection by sending AWE a written notice so indicating. Provided the AWE notice to EWT is sent in accordance with the provisions of Section 9.2 of this Agreement, if EWT fails to deliver a notice of objection to AWE objecting to the findings of the inspection within thirty (30) days following its receipt of AWE’s notice, EWT shall be deemed to agree with the findings and will promptly pay any discrepancy so indicated to AWE.

     (c) If EWT timely delivers its notice of objection to the inspection findings, then any dispute shall be resolved as follows:

(i)

AWE and EWT shall promptly endeavor to negotiate in good faith in an attempt to agree upon the disputed inspection findings. In the event that a written agreement settling the dispute has not been reached within ten (10) business days after the date of receipt by AWE of EWT’s notice of objection, AWE and EWT shall each select one (1) reputable accounting firm. The two (2) accounting firms selected by AWE and EWT shall jointly choose one (1) reputable accounting firm with whom neither EWT and its principals or any affiliate of any of them, nor the AWE or its principals or any affiliate of any of them have any relationship to resolve the dispute, which accounting firm shall serve as the arbiter for the dispute. Upon the selection of the arbiter, each of AWE’s and EWT’s determination of the Sublicense Payments shall be submitted to the arbiter. Each accounting firm referenced in this paragraph will need to enter into non-disclosure and confidentiality agreements acceptable to EWT in connection with any information they may receive which is Confidential.

(ii)

The arbiter shall be directed to render a written report on the unresolved disputed issues with respect to the Sublicense Payments arising from the inspection and as promptly as practicable, and to resolve only those issues in dispute as indicated in the notices. EWT and AWE shall each furnish to the arbiter such work papers, schedules and other documents and information relating to the unresolved disputed issues as the arbiter may reasonably request. The arbiter shall establish the procedures it shall follow (including procedures regarding to the presentation of materials supporting each party’s position) giving due regard to the mutual intention of AWE and EWT to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of any deficiencies to the Sublicense Payment shall be final and binding upon each party hereto. The fees and expenses of the arbiter shall be borne exclusively by the party whose proposal for the Sublicense Payment is furthest from the final determination by the arbiter.

     (d) Payment shall be made within ten (10) days of the arbiter’s decision by AWE to EWT to the extent a deficiency was determined in EWT’s favor or to AWE by EWT if the arbiter determined the discrepancy was in AWE’s favor.

     (e) EWT and AWE agree to have one meeting per calendar quarter upon the request of either party to occur at a mutually agreeable time, place and manner for the purpose of discussing the prior quarter results and any prospects as to the Accepted Customers. Each party shall be responsible for their own expenses in connection with any such meeting.

ARTICLE IV

Representations and Warranties

     Section 4.1 Representations and Warranties of AWE. As of the Effective Date, AWE and Parent each represents and warrants to EWT and covenants as follows:

     (a) Each of AWE and Parent and any Subsidiaries of either AWE or Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of AWE and Parent and any Subsidiaries of either AWE or Parent has the requisite corporate power and authority to own or license all of the Licensed Property, to conduct the Business in the manner the Business is now conducted and to enter into and perform the transactions contemplated by this Agreement.

     (b) This Agreement, each of the related agreements and each of the other agreements, documents and instruments required to be executed by AWE or Parent or any of their respective Affiliates pursuant to this Agreement, including without limitation any non-competition provisions contained herein or therein, will constitute, when delivered, the valid and binding obligations of such Persons and shall be enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally, and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Notwithstanding the foregoing exception, the filing of bankruptcy or insolvency or equitable remedies does not and is not intended to limit the force of this enforceability representation and warranty with respect to AWE or Parent in any respect. In other words, the occurrence of any of said events does not prevent EWT or Emergya from seeking to fully enforce their rights under this Agreement against AWE or Parent and does not excuse AWE or Parent from its obligations hereunder. Furthermore, AWE or Parent will not use any such qualification in such a proceeding to attempt to limit EWT or Emergya’s rights under this Agreement. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument, have been duly authorized by all necessary corporate action of AWE and Parent and any of their respective Subsidiaries, including without limitation all Board actions and shareholder actions.

     (c) Neither Parent, any of its Subsidiaries or AWE is a party to, or subject to or bound by, nor are any of its assets subject to or bound by, any agreement, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect EWT’s use of any or all of the Licensed Property or the property licensed to AWE by GE Power Technology LLC (or its successor) under the GE License. Neither Parent, any of its Subsidiaries or AWE has any reason to believe that business relations currently maintained with its suppliers, customers, original equipment manufacturers and/or persons having business relations with the Business could not be similarly maintained by EWT after the Effective Date. Without limiting the generality of the foregoing, no supplier, distributor, original equipment manufacturer or customer of the Business has notified AWE or Parent or any of their respective Affiliates that it intends to discontinue its relationship with AWE.

     (d) There is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending, or to the best of AWE’s or Parent’s knowledge, threatened against AWE or Parent or any of their respective Affiliates, nor has any order, writ, injunction, subpoena or decree been issued by or requested of any court or governmental agency, which, in either case, seeks to enjoin or is likely to adversely affect the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the businesses of AWE, Parent or their Subsidiaries is pending or to the knowledge of AWE threatened nor has any Governmental Entity indicated an intention to conduct the same where the result of any such investigation could have an adverse affect on the Licensed Property, the GE License or the transactions contemplated by this Agreement.

     (e) To the knowledge of AWE, the Business has been and is being conducted and operated, in compliance with all requirements of all applicable statutes, Laws, ordinances, regulations, rules, codes or decrees, whether foreign or domestic, federal, state or local, which affect the Business. To the knowledge of AWE, Parent or any of their respective Affiliates, AWE and its Parent and each of their respective Affiliates are in compliance with all requirements of all applicable statutes, Laws, ordinances, regulations, rules, codes or decrees, whether foreign or domestic, federal, state or local where failure to so comply would have a material adverse impact on the Licensed Property, the GE License or the transactions contemplated by this Agreement. Neither

Parent, any of its Subsidiaries or AWE has received any notice or other communication from any Person with respect to an alleged, actual or potential violation and/or failure to comply with any of the foregoing.

     (f) AWE is the exclusive and lawful owner of, and has good and marketable title to, all rights in and to the Licensed Property, free and clear of Encumbrances, royalties, licenses or any other ownership or other interest of any other Person whatsoever; (ii) the Licensed Property is valid, enforceable and subsisting; (iii) to the best of AWE’s knowledge, no person is infringing upon the Licensed Property; (iv) no third party has any interest in or right to any of the Licensed Property for use in connection with the manufacture, sale, disposal, use or marketing of wind turbines; (v) AWE has the right to grant the exclusive sublicense granted to EWT hereby and to grant a license in the other Intellectual Property and know how used in its Business as required hereby and to assign the GE License to EWT (subject to the delivery of the GE Consent); and (vi) AWE is not in default under the GE License and there are no outstanding obligations or liabilities due to the licensor thereunder, other than in respect of Wray Board of Education which shall be paid to GE by AWE.

     (g) To the knowledge of AWE, Parent or any of their respective Affiliates, AWE, Parent and each of their Subsidiaries are in compliance in with the terms of any issued permits where failure to so comply would have a material adverse impact on the Licensed Property, the GE License or the transactions contemplated by this Agreement.

     (h) All of the materials furnished or to be furnished to EWT by AWE in connection with the Assumed Obligations, the Licensed Property or the GE License is or will be true, accurate and complete in all material respects. With respect to any representation and warranty herein which is made to the knowledge, AWE shall be deemed to have knowledge of any matter or fact if any officer or director of AWE or Parent or any of their Subsidiaries or any member of the senior management of either of them has knowledge of such matter or fact.

     Section 4.2 Representations and Warranties of EWT. EWT hereby represents and warrants to AWE and Parent as follows: (a) EWT is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware.

     (b) EWT has all necessary power and authority as a corporation to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EWT and the consummation by EWT of the transactions contemplated hereby have been duly and validly authorized by the unanimous vote of its directors and no other corporate proceedings on the part of EWT is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EWT and, assuming due authorization, execution and delivery by AWE and Parent, constitutes the valid, legal and binding agreement of EWT enforceable against EWT in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally, and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Notwithstanding the foregoing exception, the filing of bankruptcy or insolvency or equitable remedies does not and is not intended to limit the force of this enforceability representation and warranty with respect to EWT or Emergya in any respect. In other words, the occurrence of any of said events does not prevent AWE or Parent from seeking to fully enforce their rights under this Agreement against EWT or Emergya and does not excuse EWT or Emergya from its obligations hereunder. Furthermore, EWT or Emergya will not use any such qualification in such a proceeding to attempt to limit AWE or Parent’s rights under this Agreement.

     (c) The Board of Directors of EWT and the supervisory board of Emergya have approved and adopted this Agreement and the transactions contemplated hereby.

ARTICLE V

The Master License Agreement

     Section 5.1 Amendments. Upon the execution and delivery of this Agreement, Emergya and AWE and Parent each hereby agree that the Master License Agreement shall be amended in all respects to be a grant of a non-exclusive license. Emergya and AWE further agree that notwithstanding the terms of the Master License Agreement, the Master License Agreement shall terminate and be of no further force and effect immediately upon the expiration of the Sublicense Term, provided that the Master License Agreement shall not otherwise be terminated for any reason or cause.

     Section 5.2 Consent and Royalties. Emergya consents to this sublicense under the terms of this Agreement and waives the 40% payment due to it under Section 16.3 of the Master License Agreement in connection with Sublicense Payments made to AWE arising under the terms of this Agreement.

     Section 5.3 Subsequent Grants. Emergya agrees that any licenses it grants as to the same subject matter as the Master License in the Exclusive Rights Territory during the Sublicense Term shall specifically exclude the Accepted Customers during the Sublicense Term.

ARTICLE VI

Default and Effects of Termination

     Section 6.1 Default by AWE. EWT shall have the right to terminate this Agreement by written notice of termination effective as stated below upon the occurrence of any of the following and such termination shall be in addition to any other rights of EWT under the terms of this Agreement:

     (a) Immediately upon material breach by AWE or Parent or any of their Affiliates or their key officers (as referred to in Section 8.5) with respect to the covenants contained in Article VIII hereto or in another agreement referred to in Section 8.5, which breach is reasonably likely to materially adversely impact EWT’s business.

     (b) Immediately (i) in the event any representation or warranty made herein, or in any report, certificate, instrument or other agreement furnished in connection with this Agreement and identified on Exhibit F attached hereto shall prove to be false or misleading in any material respect or (ii) failure to comply with any covenants other than those contained in Article VIII which failure continues for thirty (30) days following notice thereof to AWE by EWT, and as a result of either (i) or (ii) EWT’s business is materially adversely impacted either measured on an individual basis or in the aggregate.

     (c) Immediately, if AWE or Parent seeks relief under Title 7 of the U.S. Bankruptcy Code or a similar provision or law under Canadian law or undertakes any similar procedure and an order is entered or the result is to liquidate AWE or Parent thereunder as opposed to a bankruptcy filing under Title 11 or any similar provision or law or procedure seeking or leading to reorganization.

     Section 6.2 Effect of Termination. The following shall be the effect of any termination of this Agreement by EWT as a result of the events described in Section 6.1 above or termination with respect to Section 3.5 hereof:

     (a) AWE will not be entitled to any further Sublicense Payments under Article III hereof and the Master License shall terminate in accordance with Article V.

     (b) To the extent that Sublicense Payments have not been earned equal to the Tenderland Advance, such deficiency, if any, shall be due and payable to EWT within thirty (30) days of the termination. Additionally, to the extent that any amounts owing to EWT, Emergya or their Affiliates by AWE or Parent have not been netted from Sublicense Payments such amounts shall be due and payable within thirty (30) days of termination.

     Section 6.3 Termination by AWE. AWE shall have the right to terminate this Agreement by written notice to EWT upon the occurrence of any of the following if the Cumulative Sublicense Payment equals less than $14,000,000 and such event occurs before the third anniversary of the Effective Date:

     (a) If EWT or any assignee responsible for the Sublicense Payments shall cease in all respects to conduct any business in the Exclusive Rights Territory for a period of greater than twelve (12) consecutive months;

     (b) If EWT seeks relief under Title 7 of the U.S. Bankruptcy Code or a similar provision and an order is entered to liquidate EWT thereunder as opposed to a bankruptcy filing under Title 11 seeking reorganization; or

     (c) If EWT fails to make any undisputed payment to AWE when due hereunder and such payment is not made within forty-five (45) days of notice thereof by AWE to EWT. Disputed payment shall mean a payment being challenged by EWT under Section 3.6 hereof or otherwise in good faith.

In addition to any other remedy available to it, AWE’s remedy for termination under this Section 6.3 shall be that, notwithstanding Section 5.1 of this Agreement as to termination of the Master License, the Master License as amended by this Agreement shall not terminate but shall revert back to AWE on an exclusive basis only as to the Accepted Customers and continue on a non-exclusive basis as to all other customers all on the terms of the Master License, including without limitation royalty payments, payments under Section 16.3 of the Master License, and all consent provisions requiring licensor’s (Emergya’s) approval, and that Section 8.1 shall not apply. Notwithstanding termination of this Agreement by AWE under this Section 6.3, if the termination is with respect to (c) above, EWT’s rights hereunder shall continue at EWT’s option with respect to all Goods under written purchase order with EWT prior to the termination date in which case EWT would continue to pay the Sublicense Payments to AWE in respect of such Goods until the total of all Sublicense Payments under this Agreement reaches the Maximum Payment Cap. Additionally, Section 6.2(b) shall apply to a termination by AWE under this Section 6.3, provided, however, if the termination by AWE is a consequence of either 6.3(a) or 6.3(b) above and AWE did not receive Sublicense Payments exceeding its obligations to EWT and Emergya in accordance with Exhibit D attached hereto, any obligations described in said Exhibit under Section 6.2(b) (other than any obligations of AWE with respect to the GE License or any indemnification with respect to Article VII hereto) shall be suspended and be due and payable out of revenue generated by AWE with respect to the Goods on the same percentage formula as the Sublicense Payments with EWT in such case being entitled to payment and reports as indicated in Section 3.4 hereof and the same inspection rights as Section 3.6 hereof.

ARTICLE VII

Indemnification

     Section 7.1 Assumed Obligations. Except as otherwise specifically reflected on Exhibit E attached hereto and initialed by the parties (collectively the “Assumed Obligations”), EWT assumes no liabilities or other obligations, commercial or otherwise, of Parent, AWE or any of their respective Subsidiaries or the Business conducted by either of them, whether arising prior to or after the Effective Date, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise whether or not related to any of the Accepted Customers or not (such liabilities and obligations of AWE (other than the Assumed Obligations) are hereinafter referred to individually as an “Excluded Liability”). NOTHING HEREIN SHALL BE CONSTRUED SO AS TO CREATE ANY OBLIGATION ON THE PART OF EWT TO TRANSACT BUSINESS WITH THE ACCEPTED CUSTOMERS AND EWT SHALL HAVE THE RIGHT IN ITS SOLE DISCRETION TO EVALUATE EACH PROJECT IN ACCORDANCE WITH ITS STANDARD PRACTICE PRIOR TO ENTERING INTO ANY CONTRACT, PROVIDED HOWEVER THAT EWT SHALL USE COMMERCIALLY REASONABLE EFFORTS TO CONTACT ACCEPTED CUSTOMERS WITH A VIEW TO DOING BUSINESS WITH THE SAME.

     Section 7.2 Indemnification. (a) AWE and Parent and each of their Subsidiaries, jointly and severally, agree to defend, indemnify and hold EWT, its officers, directors, Affiliates, employees and agents, harmless from and against any claims by third persons, any damages, liabilities, losses and expenses (including, without limitation, reasonable attorney’s fees incurred in seeking indemnification hereunder or defending any claim by a third person and amounts paid in settlement of any claim or suit), taxes, fines, penalties and interest, of any kind or nature whatsoever which may be sustained or suffered by EWT or its officers, directors, Affiliates, employees or agents, arising out of, based upon, or by reason of: (i) a breach of any representation or warranty made by AWE or Parent or any of their Subsidiaries in this Agreement or any other agreement delivered in connection herewith, or a failure to perform any agreement or covenant made by AWE or Parent anywhere else in this Agreement or in any other agreement delivered hereunder, (ii) any infringement or claim of infringement of any patent, copyright, trademark, trade secret or other intellectual property of any third party as a result of the use of the Licensed Property by EWT (other than the intellectual property licensed by Emergya) in a manner consistent with the terms and conditions of this Agreement, and (iii) any liability that is an Excluded Liability. Any claims by EWT under this provision shall be in addition to any rights under the default provisions hereto as well as the right to specific performance for any violations of the provisions under Article VIII hereof.

     (b) No indemnifying party, in the defense of any claim or litigation, shall, except with the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

     Section 7.3 Set-Off. EWT shall have the absolute right to set-off any claims of EWT, Emergya or any other EWT Affiliate against AWE or Parent against any Sublicense Payments to be paid under this Agreement.

ARTICLE VIII

Confidentiality and Non-Competition

     Section 8.1 Non-Compete. Each of AWE, Parent and each of their respective Affiliates hereby covenant and agree with EWT that AWE and its Affiliates will not without the prior written consent of EWT which may be withheld in EWT’s sole discretion, directly or indirectly, anywhere within the Territory, during the period commencing on the Effective Date and expiring on the later to occur of (1) the second (2nd) anniversary of the termination date of this Agreement or (2) the seventh (7th) anniversary of the Effective Date (the “Restrictive Period”): (a) form, acquire, finance, assist, support, provide premises, facilities, goods or services to, or become associated in any capacity or to any extent, directly or indirectly with, an enterprise which is in the business of manufacturing and sales of wind turbines business (a “Competing Business”), (b) interfere with or attempt to interfere with any officers, employees, representatives or agents of EWT, or any of its Affiliates, or induce or attempt to induce any of them to leave the employ of EWT or any of its Affiliates, or violate the terms of their contract with any of them; or (c) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of the EWT’s business (“EWT’s Business”) or EWT or any of its Affiliates or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the EWT’s Business or EWT or any of its Affiliates.

     Section 8.2 The Parties hereto acknowledge and agree that any breach by any of AWE or Parent or any of their respective Affiliates of the restrictive covenant contained in this Article VIII would cause irreparable injury to EWT and its Affiliates and that the remedy at law for any such breach would be inadequate, and AWE and Parent each agree and consent that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by EWT or any of its Affiliates to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate and AWE, Parent and any of their respective Subsidiaries each agree that any court of competent jurisdiction selected by EWT shall have personal jurisdiction over it.

     Section 8.3 The Parties intend that the covenants of Section 8.1 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country included within the Territory and one for each month of the Restrictive Period. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

     Section 8.4 AWE and Parent and any of their respective Subsidiaries each agree to hold any information it receives (whether disclosed orally, in writing or in electronic or other form) from EWT relating to its business or operations, including without limitation, information as to customers, pricing or financial information and the like (collectively “Confidential Information”) strictly confidential and acknowledges EWT’s exclusive ownership of such Confidential Information. AWE and Parent and each of their respective Subsidiaries, each agree to (i) maintain Confidential Information in strict confidence, (ii) protect Confidential Information at all times from unauthorized disclosure, (iii) use Confidential Information only in connection with this Agreement; (iv) communicate Confidential Information to others only on a need-to-know basis with those persons who have agreed in writing to abide by the terms herein; and (v) not otherwise disclose or use, at any time any Confidential Information. AWE, Parent and each of their respective Subsidiaries, each agree that disclosure or use of Confidential Information in breach of this understanding would cause irreparable harm to EWT and accordingly, not only may EWT seek damages but each such party agrees to the issuance of a permanent injunction against it restraining such disclosure and use, and that any court of competent jurisdiction selected by EWT shall have personal jurisdiction over it.

     Section 8.5 AWE and Parent will cause each of its key officers (including without limitation Hal Dickout and Frank Pickersgill) to execute and deliver as of the date hereof non-competition/confidentiality agreements containing the same terms as set forth in this Article VIII or as otherwise in an other agreement entered into by EWT or such persons.

ARTICLE IX

Miscellaneous

     Section 9.1 Bankruptcy All rights and licenses granted under or pursuant to this Agreement by AWE to EWT are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code and any Canadian equivalent. The parties agree that EWT, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any Canadian equivalent if applicable. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against AWE or Parent, without waiving any other election, rights or remedies available to EWT, EWT shall be entitled to an non-exclusive license of the Licensed Property and shall continue to have the right to exercise all rights and licenses granted to it hereunder in accordance with the terms hereof.

     Section 9.2 Notices.

     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (with proof of delivery) or transmitted by facsimile (with machine confirmation) to the parties addressed as follows (or at such other address for a party as shall be specified by like notice), effective, respectively, on (i) the date of personal delivery, (ii) the date so delivered by overnight courier, or (iii) the date so transmitted by facsimile:

(a)	if to EWT: EWT-Americas Inc. c/o 1800 Financial Plaza Providence, RI 02903 Facsimile: (401) 455-0701
Attention: Frank A. Epps, III, President with a copy to:

Duffy Sweeney & Scott, LTD. 1800 Financial Plaza Providence, RI 02903 Facsimile: (401) 455-0701 Attention: Michael F. Sweeney, Esq.

(b)	if to AWE or Parent to:

Americas Wind Energy Corporation
24 Palace Arch Drive
Toronto, A6 M9A 251 Hal Dickout, President Facsimile: 416-233-6493 with a copy to:

Sutherland Mark Flemming Snyder – Penner Professional Corporation
255 King Street North – Suite 300 Waterloo, Ontario N2J-4V2 Paul Flemming, Solicitor Facsimile: 519-725-2525

     Section 9.3 Counterparts; Electronic Delivery.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered personally or by electronic to the other parties.

     Section 9.4 Entire Agreement; No Third-Party Beneficiaries.

     This Agreement and the documents referred to herein, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement including without limitation that certain Confidential Term Sheet executed by AWE and EWT dated October 6, 2008 and (b) is not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.5 Governing Law.

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     Section 9.6 Assignment.

     Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part by any of the parties without the prior written consent of the other parties, except that EWT may assign its rights and obligations to an Affiliate of EWT or to an acquirer in the event of a sale of EWT’s business (provided, that any such assignee covenants to be bound by the Agreement as if an original signatory thereof), and AWE may assign its rights and obligations to an Affiliate of AWE or to an acquirer in the event of a sale of AWE’s business so long as any such transaction is not with a competitor of EWT or any of its Affiliates; and provided further, that AWE remains obligated under Article VIII of this Agreement and any such assignee covenants to be bound by the Agreement as if an original signatory thereof. Subject to the forepart of this Section 9.6, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding anything to the contrary contained herein, Section 6.3 termination rights and remedies shall not inure to any assignee of AWE as they are a right granted to AWE only.

     Section 9.7 Enforcement.

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the District of Delaware or in any Delaware state court, this being in addition to any other remedy to which they may be entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the District of Delaware or any Delaware state court in the event any dispute between or among the parties arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy will not preclude the exercise of any other remedy.

     Section 9.8 Severability.

     If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall then negotiate in good faith a substitute term or provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     Section 9.9 Survival. Notwithstanding the expiration or any termination of this Agreement, the provisions of Article I (Definitions); Section 3.1 (Sublicense Payments); Section 3.3 (Authorization to Net Fees Owed); Section 3.6 (Inspection) as it

applies to any applicable period prior to the expiration of the Sublicense Term; Article V (Master License); Section 6.2 (Effect of Termination); Section 6.3 (Termination by AWE); Article VII (Indemnification); Article VIII (Confidentiality and Non-Competition); and Article IX (Miscellaneous) shall survive. This Agreement terminates at the expiration of the Sublicense Term.

     Section 9.10 Further Assurances. From and after the date hereof, at the request of any party the other party shall execute and deliver or cause to be executed and delivered to the requesting party such instruments and other documents as such party may reasonably request, in order to implement the transactions contemplated by this Agreement.

     Section 9.11 Publicity. Parent or AWE or any of their respective Affiliates will not issue any press release or other public statements with respect to this Agreement or the transactions contemplated hereby without first providing EWT with an opportunity to review and comment. AWE or Parent agrees to include such modifications as EWT shall reasonably request so long as EWT provides such comments within a reasonable time given any particular filing deadlines. EWT acknowledges that, as a company with a class of securities registered under the Exchange Act, as amended, Parent has certain disclosure obligations and as such will be required to file a current report on Form 8-K within four (4) business days of this Agreement being entered into and may be required by law to disclose other aspects of this Agreement in the future. Parent agrees to give EWT and its representatives an opportunity to review any such reports prior to filing and to include such modifications thereto as EWT shall reasonably request so long as EWT provides such comments within a reasonable time given any particular filing deadlines. Parent and AWE agree to seek confidential treatment (if applicable) with respect to any filings which provide any information which would otherwise be deemed or treated as confidential under the terms of this Agreement.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Americas Wind Energy Inc.	EWT-Americas Inc.

By:	By:

Name:	Name:

Title:	Title:

Americas Wind Energy Corporation	Emergya Wind Technologies B.V.

By:	By:

Name:	Name:

Title:	Title:

*****************************

     For purposes of Article IV (Representations and Warranties), Article VII (Indemnification), Article VIII (Confidentiality and Non-Competition), and Article IX (Miscellaneous), the undersigned Subsidiary of Parent and sole shareholder of AWE hereby agrees to be bound.

6544797 CANADA LTD.
(a corporation incorporated under
the Canada Business Corporation Act)

By:

Name:

Title: